EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos 333-293194, 333-286946, 333-282527, and 333-253168) and Form S-8 (No. 333-291502) of our report dated July 29, 2025 with respect to the consolidated financial statements of US. Gold Corp. for the year ended April 30, 2025 included in this Annual Report on Form 10-K for the year ended April 30, 2026.

/s/ Marcum LLP

Houston, TX

July 29, 2026